Exhibit 99.1

JOINT VENTURE AGREEMENT

relating to

Sumisho Noble (Thailand) Co. Ltd.

Dated October 7, 2008

By and among

Noble European Holdings B.V.

Sumitomo Corporation

Sumitomo Corporation of America

Sumitomo Corporation Thailand, Ltd.

and

Thai Steel Service Center Ltd.

2

JOINT VENTURE AGREEMENT

THIS JOINT VENTURE AGREEMENT (“Agreement”) is made into this 7th day of October, 2008 by and among:

NOBLE EUROPEAN HOLDINGS B.V., a private company with limited liability duly organized and validly existing under the laws of the Netherlands, having its principal place of business at 1043 BW, Naritaweg 165, Amsterdam, the Netherlands (“Noble”);

SUMITOMO CORPORATION, a corporation duly organized and validly existing under the laws of Japan, having its principal place of business at 1-8-11 Harumi, Chuo-ku, Tokyo, Japan (“SC”);

SUMITOMO CORPORATION of America, a corporation duly organized and validly existing under the laws of the State of New York having its principal place of business at 600 Third Avenue New York, New York 10016-2001, U.S.A. (“SCOA”);

SUMITOMO CORPORATION THAILAND, LTD., a corporation duly organized and validly existing under the laws of the Kingdom of Thailand having its principal place of business at 20&21 Floors, M. Thai Tower, All Seasons Place, 87 Wireless Road Lumpini, Phatumwan Bangkok 10330, Thailand (“SCT”); and

THAI STEEL SERVICE CENTER LTD., a corporation duly organized and validly existing under the laws of Thailand, having its principal place of business at 47 Moo 7 Soi Watmahawong Poochaosamingprai Road, Samrong, Samutprakarn, Thailand 10130 (“TSSC”)

(SC, SCOA, SCT and TSSC collectively referred to as “Sumitomo”. Each of Noble, SC, SCOA, SCT and TSSC referred to as the “Party” and collectively as the “Parties”).

RECITALS

WHEREAS, Noble and Sumitomo desire to establish and operate a joint venture company for manufacture and sales of the Products (hereinafter defined) and entered into a memorandum of understanding dated August 29, 2008 (“MoU”).

WHEREAS, in accordance with the MoU, Sumitomo cause the Promoter (hereinafter defined) to establish the Company (hereinafter defined);

WHEREAS, Noble and Sumitomo desire that Noble and Sumitomo each contributes capital to the Company in accordance with the terms and conditions of this Agreement; and,

WHEREAS, the Parties desire to operate the Company subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I: DEFINITIONS

Section 1.1 Definitions

In this Agreement and the recitals thereto, unless the context otherwise requires:

“1st Closing” means the completion of the transfer of Shares pursuant to Section 3.1 and “1st Closing Date” shall have the meaning as defined in Section 3.1.

“2nd Closing ” means the completion of the subscription of Shares pursuant to Section 3.3 and “2nd Closing Date” shall have the meaning as defined in Section 3.3.

“Accounts” means, in relation to a company, audited consolidated financial statements of that company, which includes a balance sheet, profit and loss statement and cash-flow statement, together with the notes thereon and the auditor’s and Directors’ reports.

“Additional Financial Statements” shall have the meaning as defined in Section 5.2.4.

“Advancing Party” shall have the meaning as defined in Section 7.3.

“Articles” means the articles of association.

“Auditor” means, in relation to a company, an auditor of that company, which is a certified public account.

“BHT” means the lawful currency of the Country which is freely convertible into other currencies and internationally transferable.

“Board” means the board of Directors of the Company.

“Board Matter” shall have the meaning as defined in Subsection 4.2.7.

“Business” means the principal objects and purposes of the Company as described in Section 2.1.

“Buyout Price” shall have the meaning as defined in Section 9.3.1

“Business Plan” means the annual business plan for the Company, which shall include (i) an annual budget including financing plan; (ii) balance sheets, profit & loss statements, cash-flow statements and such other financial accounts as are required by the Board; and (iii) an investment plan.

“Chairman” shall have the meaning as defined in Section 4.2

“Company” means a company organized and validly existing under the laws of the Kingdom of Thailand, having its principal place of business at 789/2 Moo1 Sai Nong Kor -Laem Chabang Rd, Nongkham, Sri Racha, Chonburi 20280 Thailand.

“Continuing Party” shall have the meaning as defined in Section 8.2.

“Contribution Defaulting Party” shall have the meaning as defined in Section 7.3.

“Country” means the Kingdom of Thailand.

“Deadlock” shall have the meaning as defined in Section 4.4.

“Deadlock Notice” shall have the meaning as defined in Section 4.4.

“Deadlock Selling Party” shall have the meaning as defined in Section 9.3.1.

“Default Interest” shall have the meaning as defined in Section 7.3.

“Defaulting Party” shall have the meaning as defined in Section 8.3.

“Director” means the director of the Company who shall be appointed by the resolution of the Shareholders Meeting and collectively referred to as the “Directors”.

“Event of Default” shall have the meaning as defined in Section 9.4.

“Expenses” shall have the meaning as defined in Section 2.1.

“Failure to Contribute” shall have the meaning as defined in Section 7.3.

“Fair Market Price” shall have the meaning as defined in Section 8.3.

“Final Share Purchase Price” shall have the meaning as defined in Section 9.3.2.

“Fiscal Year” shall have the meaning as defined in Section 5.1.

“Land Lease Agreement” means a land lease agreement to be made and entered into by and between TSSC and the Company.

“Liquidation Committee” shall have the meaning as defined in Section 9.5.

“Net Worth Price” shall have the meaning as defined in Section 8.3.

“New Articles” means the articles of association to be adopted by the Company at the Closing in the form of Exhibit A.

“Non-Compete” shall have the meaning as defined in Section 6.6.

“Non-Defaulting Party” shall have the meaning as defined in Section 8.3.

“Offeror” shall have the meaning as defined in Section 8.2.

“Noble Parent” shall have the meaning as defined in Section 4.3.

“Premium” shall have the meaning as defined in Section 9.3.2.

“President” means the president of the Company who shall be appointed by a resolution of the Board of Directors.

“Products” means steel welded blanks for automotive use manufactured by means of the Laser Welding.

“Promoter” mean seven (7) individuals as set forth in Section 2.2.1 who established the Company prior to the date of this Agreement and each owns three hundred (300) Shares in the Company before the 1st Closing Date.

“Purchasing Party” shall have the meaning as defined in Section 9.3.1.

“Reconvened Meeting” shall have the meaning as defined in Section 4.4.

“Remaining Party” shall have the meaning as defined in Section 9.2.

“Requesting Party” shall have the meaning as defined in Section 5.2.4.

“Resolving Period” shall have the meaning as defined in Section 4.4.

“Right of Last Refusal Period” shall have the meaning as defined in Section 9.3.4.

“Scheduled 2nd Closing Date” shall have the meaning as defined in Section 3.3.

“Selling Party” shall have the meaning as defined in Section 8.2.

“Shareholder” means a shareholder of the Company, which shall be collectively referred to as the “Shareholders”.

“Shareholders Meeting” means the meeting of the shareholders of the Company.

“Shareholders Meeting Matters” shall have the meaning as defined in Section 4.4.

“Shares” means ordinary shares of the common voting stock of the Company.

“Share Sales and Purchase Agreement” means a share sales and purchase agreement by and between Promoter and Party in the form attached hereto as Exhibit B.

“Sumitomo right of Last Refusal” shall have the meaning as defined in Section 9.3.4.

“Termination Notice” shall have the meaning as defined in Section 9.2.

“USD” or the sign “$” means the lawful currency of the United States of America which is freely convertible into other currencies and internationally transferable.

“Valuation Notice” shall have the meaning as defined in Section 9.3.1.

“Vice Chairman” shall have the meaning as defined in Section 4.2.

“Vice President” means the vice president of the Company who shall be appointed by a resolution of the Board of Directors.

“Year-End Date” shall have the meaning as defined in Section 5.1.

Section 1.2 Reference and headings

In this Agreement, unless the context otherwise requires:

A reference to clauses, schedules or exhibits are to those of this Agreement.

A reference to a person includes a firm, a body corporate or an unincorporated association.

A reference to “financial statements” in relation to a company means financial statements of that company, which includes balance sheets, profit and loss statements and cash-flow statements.

A person “controls” another person if that person (whether directly or indirectly and whether by ownership of share capital, the possession of voting power, contract or otherwise) has the power to appoint a majority of the members of the governing body of that another person or otherwise controls or has the power to control the affairs or policies of that another person.

Headings are for reference purposes only and shall be disregarded for the purposes of interpretation.

ARTICLE II COMPANY

Section 2.1 Form and Characteristic of the Company

The Company shall be in the form and shall have the characteristics as described below:

(a)	Form:	Limited liability company

(b)	Name:	Sumisho Noble (Thailand) Co. Ltd., in English

(c)	Principal place of business:	789/2 Moo1 Nong Kor -Laem Chabang Rd, Nongkham, Sri Racha, Chonburi 20280 Thailand

(d)	Principal objects and purposes:	The manufacture and sale of the Products.

(e)	Registered capital:	On or after the 2nd Closing, BHT162,000,000 divided into 162,000 Shares with par value of BHT1,000 each, all of which shall be fully paid-up.

(f)	Articles:	New Articles to be prepared and determined strictly in compliance with this Agreement and in the form attached hereto as Exhibit A.

All reasonable and actual expenses incurred in connection with the incorporation of the Company and acquisition of equipment for the Company, including without limitation the legal fees for preparation of the Articles and the other constitutional documents, registration fees and stamp duties (the “Expenses”) shall be borne by the Company. In case the Company is not permitted to pay or reimburse any of the Expenses under the laws of the Country, such Expenses shall be borne by the Parties in proportion to their respective Shareholding Ratios on or after the Closing set forth in Section 2.2 hereof.

For the avoidance of doubt, the name of the Company shall be changed from Summit Steel (Thailand) Co., Ltd. into Sumisho Noble (Thailand) Co. Ltd., at the Shareholders Meeting to be held on the 2nd Closing Date in accordance with Section 3.4.

If any of the events described below occurs, the Parties hereto shall cause the Company to take all necessary procedures to change the name of the Company so that the name of the Company will cease to include “SUMISHO” or “SUMMIT”, by way of the special resolution fo the Shareholders Meeting, Board Meeting, changes to relevant constitutional documents, notifications to relevant registries or otherwise as provided by the laws of the Country:

(a)	Sumitomo’s shareholding ratio in the Company on the basis of voting rights falls below 50%; or

(b)	the number of Directors to be nominated by Sumitomo falls below half of the total number of Directors appointed to the Company.

If any of the events described below occurs, the Parties hereto shall cause the Company to take all necessary procedures to change the name of the Company so that the name of the Company will cease to include “Noble”, by way of the special resolution of the Shareholders Meeting, Board Meeting, changes to relevant constitutional documents, notifications to relevant registries or otherwise as provided by the laws of the Country:

(a)	Noble’s shareholding ratio in the Company on the basis of voting rights falls below 49%; or

(b)	the number of Directors to be nominated by Noble falls below half of the total number of Directors appointed to the Company.

Section 2.2 Shareholding Ratio

2.2.1	The number of Shares of the Company before the 1st Closing shall be as follows:

Name of Shareholder	Amount paid before the 1st Closing		Number of Shares before the 1st Closing	Shareholding Ratio before the 1st Closing
Hidaka Naoki	BHT	300,000-	300	14.28%
Takada Yukio	BHT	300,000-	300	14.28%
Kawasaki Kiyotaka	BHT	300,000-	300	14.28%

Horie Makoto	BHT	300,000-	300	14.28%
Koshiba Mitsuhiro	BHT	300,000-	300	14.28%
Hashimoto Keizo	BHT	300,000-	300	14.28%
Noguchi Mizuhisa	BHT	300,000-	300	14.28%

TOTAL	BHT	2,100,000-	2,100	100%

2.2.2	The number of Shares of the Company on or after the 1st Closing and before the 2nd Closing shall be as follows:

Name of Shareholder	Amount paid on or after the 1st Closing and before the 2nd Closing		Number of Shares on or after the 1st Closing and before the 2nd Closing	Shareholding Ratio on or after the 1st Closing and before the 2nd Closing
Noble	BHT	1,000-	1	0.048%
SC	BHT	2,096,000-	2,096	99.808%
SCOA	BHT	1,000-	1	0.048%
SCT	BHT	1,000-	1	0.048%
TSSC	BHT	1,000-	1	0.048%

TOTAL	BHT	2,100,000-	2,100	100%

2.2.3	The number of Shares of the Company on or after the 2nd Closing shall be as follows:

Name of Shareholder	Amount Paid on or after the 2nd Closing		Number of Shares on or after the 2nd Closing	Shareholding Ratio on or after the 2nd Closing
Noble	BHT	79,380,000-	79,380-	49%
SC	BHT	64,800,000-	64,800-	40%
SCOA	BHT	11,340,000-	11,340-	7%
SCT	BHT	3,240,000-	3,240-	2%
TSSC	BHT	3,240,000-	3,240-	2%

TOTAL	BHT	162,000,000-	162,000-	100%

ARTICLE III TRANSFER OF SHARES AND SUBSCRIPTION

Section 3.1 Transfer of the Shares

Upon the terms and subject to the conditions set forth herein and the Share Sales and Purchase Agreement, Sumitomo shall cause the Promoter to sell to the Parties and the

Parties shall purchase from the Promoter, the Shares as set forth in Schedule 1. The 1st Closing shall take place at such time as the parties hereto may mutually agree upon. The date on which the 1st Closing has actually taken place shall be hereinafter referred to as the “1st Closing Date”.

Section 3.2 Increase of Capital

Within 14 days after the 1st Closing Date or such other time as the Parties may mutually agree upon, an extraordinary Shareholders Meeting shall be duly convened and held at which the increase of capital of the Company by BHT159,900,000- to be subscribed by the Parties in accordance with Section 3.3 shall be resolved and passed.

Section 3.3 Subscription

3.3.1	Only for the purpose of the transaction under Section 3.3.2, Sumitomo agrees to waive its rights to subscribe for new Shares issued and allotted to it to which it is entitled under the laws of the Country, and take all necessary procedures to ensure that Noble is entitled to subscribe for such number of new Shares as set out in Section 3.3.2.

3.3.2	Each Party shall, at the 2nd Closing, subscribe to and fully pay for the number of new Shares set forth below; provided, however, that in no event shall any Party be obligated to subscribe for new Shares with an aggregate number price in excess of capital commitment set forth below:

Name of Shareholder	Amount Payable at 2nd Closing		Number of Shares
Noble	BHT	79,379,000-	79,379-
SC	BHT	62,704,000-	62,704-
SCOA	BHT	11,339,000-	11,339-
SCT	BHT	3,239,000-	3,239-
TSSC	BHT	3,239,000-	3,239-

TOTAL	BHT	159,900,000-	159,900-

The payments for the Shares subscribed by each Party under Section 3.3.2 shall be made on the 2nd Closing Date by telegraphic transfer remittance to the bank account of the Company as set forth in Schedule 2.

The 2nd Closing shall take place on November 11, 2008 (“Scheduled 2nd Closing Date ”) or at such other time as the parties hereto may mutually agree upon. The date on which the 2nd Closing has actually taken place shall be hereinafter referred to as the “2nd Closing Date”.

3.3.3	If any Party fail to contribute to the Company as per Subsection 3.3.2, such Party shall be subject to the remedies provided under Section 7.3.

Section 3.4 Appointment of Directors and Officers

At the 2nd Closing:

(i)	a meeting of the Board shall be duly convened and held at which any such resolutions as may be required to carry out the obligations of the Company under this Agreement shall be passed.

(ii)	an extraordinary Shareholders Meeting shall be duly convened and held at which the following resolutions shall be passed:

(a)	the existing Articles shall be replaced in their entirety by the New Articles;

(b)	the name of the Company shall be changed from Summit Steel (Thailand) Co., Ltd. into Sumisho Noble (Thailand) Co. Ltd.;

(c)	the persons named in Schedule 3 shall be appointed as Directors of the Company;

(d)	the persons named in Schedule 3 shall be appointed as the respective Company President and Vice President as specified therein; and

(e)	any such other resolutions as may be required to carry out the obligations of the Company under this Agreement shall be passed.

ARTICLE IV ORGANIZATION AND OPERATION

Section 4.1 Shareholders Meeting

4.1.1	The Shareholders Meetings shall be held at any place within or outside of Thailand that may be designated by the Board. In the absence of such designation, the meeting shall be held at the Company’s principal place of business.

4.1.2

The Board shall send the notice of a Shareholders Meeting specifying the place, date and hour of the meeting and general nature of the business to be transacted not later than 21 days before the date of the Shareholders Meeting, personally or by registered mail to each Shareholder at the address of such Shareholder appearing on the share register books of the Company and publish notice of a Shareholders

Meeting in a local newspaper at least once not later than 14 days before the date of a Shareholders Meeting.

4.1.3	The attendance of Shareholders holding in the aggregate more than two-thirds (2/3) of all Shares issued and outstanding, present in person or by proxy, shall constitute a quorum.

4.1.4	Each Shareholder is entitled to vote at any Shareholders Meeting by agent authorized by a written proxy in the form and substance as required by the laws of the Country. In voting at a Shareholders Meeting, whether with a show of hands or a secret poll, or any other method, each Shareholder shall have one vote for each Share of which he is holder.

4.1.5	Resolutions of the Shareholders Meeting shall require the affirmative vote of one or more Shareholders holding in aggregate a majority of the Shares at the duly constituted meeting of Shareholders where quorum is present, unless the vote of a greater number is required by the laws of the Country or this Agreement.

4.1.6	The following matters of the Company would be subject to the special resolution of the Shareholders Meeting as provided by the Thai Company Law:

(a)	amendment to the Articles or the memorandum of association of the Company;

(b)	increase or decrease of the Company’s share capital;

(c)	liquidation, winding up dissolution of the Company; and

(d)	consolidation, merger or transfer of all or a principal part of Business to or from another entity.

4.1.7	The following matters of the Company can only be accomplished after an affirmative vote of more than two-thirds (2/3) of the Shares present and eligible to vote at the Shareholders Meeting.

(a)	declaration or distribution of any dividend;

(b)	appointment of Directors;

(c)	approval of annual Business Plan and Accounts;

(d)	acquisition of assets or properties (any investment) having a value equal to USD500,000 (United States Dollars Five Hundred Thousand) or more;

(e)	disposition of assets or property having a value equal to USD500,000 (United States Dollars Five Hundred Thousand) or more;

(f)	providing any guarantee to any party; and

Section 4.2 Board of Directors

4.2.1

The Board shall consist of four (4) Directors. Each of Noble and Sumitomo shall be entitled to nominate the following number of the Directors, insofar as the shareholding ratio remains the same as at the 2nd Closing as specified Sub-clause 2.2.3:

Nominated Party	Number of Directors
Noble	2
Sumitomo	2

Total	4

Each Party agrees to vote their respective Shares for the election, as the Directors, of those persons nominated by the other Party or parties pursuant to the foregoing and, in the case of vacancy of the office of any Director due to his resignation or otherwise, to vote so as to appoint as his replacement as Director a person nominated by the Party who had originally nominated the Director who caused the vacancy. The meeting of the Board will be presided over by the chairman of the Board (“Chairman”) who will be nominated by Sumitomo. The vice chairman of the Board (“Vice Chairman”) shall be nominated by Noble.

4.2.2	If the total number of Directors comprising the Board is changed or if the shareholding ratios of the Parties are changed, the number of the Directors which each of the Parties is entitled to nominate shall be adjusted so that the number of the Directors so adjusted shall equitably and fairly represent the then prevailing shareholding ratio of each Party.

4.2.3	The meetings of the Board shall be held at any place that may be designated by the Board and at least 2 (two) times in each Fiscal Year. In the absence of such designation, the meeting shall be held at its principal place of business. Notice of a Board meeting specifying the place, date and hour as well as the general description of the business to be transacted shall be given to each Director no later than 21 days before the meeting, personally or by air mail or facsimile. Such notice may be waived by the written consent of all Directors.

4.2.4	The presence of more than fifty percent (50%) of Directors which includes one Director nominated by Noble and one Director nominated by Sumitomo shall constitute a quorum of the Board meeting. Each Director shall be entitled to one vote. To the extent permitted under Thai law, Directors may participate in meetings of the Board through the use of any means of conference telephones or similar communications equipment or by combination of those methods as long as each Director can hear the other participating Directors addressing the meeting and can address all the other Directors simultaneously. For this purpose, to the extent permitted under Thai law, any such resolution shall be binding upon the Company if passed by the affirmative vote of more than fifty percent (50%) of Directors in accordance with Section 4.2.5.

4.2.5	Resolutions of the Board shall require the affirmative vote of more than fifty percent

(50%) of Directors at duly constituted meeting of the Board pursuant to this clause, and shall include at least one vote from Noble and one vote from Sumitomo.

4.2.6	A resolution in writing signed by one Director nominated by each and every Shareholder of the Company shall be as valid as if passed at a duly constituted meeting of the Board, except as otherwise provided in the Articles or relevant laws.

4.2.7	None of actions or matters set forth below (“Board Matter”) may be taken or conducted without prior approval of the Board of Directors:

(a)	Change in the Business of the Company in any material respect;

(b)	Commencement of any new business, or investment in or with any third party or new business or withdrawal from any business;

(c)	Establishment or close of any place of business or other material change in the corporate organization equivalent thereto;

(d)	Extending credit to any customer in an amount exceeding USD 500,000 (United States Dollars Five Hundred Thousand) or equivalent thereof, provided that payments to be made by any such customer in the ordinary course of business and in accordance with the terms of the customer contracts will not be subject to this limitation;

(e)	Extending credit to (except as permitted in Section 4.2.7(d)), making any loan to, or providing a guarantee in favor of, any party in any amount;

(f)	entering into, execution, amendment, alteration, termination or cancellation of any material agreements or material transactions with any Shareholders of the Company (or any affiliate of any Shareholders of the Company) or any amendment thereto or renewal thereof, except as approved by the Shareholders in the relative Business Plan;

(g)	approval of the transfer of any Shares (except where otherwise permitted in this Agreement without Board approval);

(h)	request for financial support from the Shareholders;

(i)	change in the fiscal year end of the Company or its Auditors;

(j)	appointment of President and Vice President of the Company and compensation to them.

(k)	entering into any agreement, contract or obligation in an amount exceeding USD500,000 (United States Dollars Five Hundred Thousand) or equivalent thereof except as approved by the Shareholders in the relative Business Plan.

4.2.8	The Parties agree that the Chairman shall not be entitled to any tie-breaking or casting vote, or have any other special voting or approval authority.

Section 4.3 Day to Day Operation

4.3.1	Each Noble and Sumitomo may appoint the officers as set out below:

Nominated Party	Officer	Number of Officers
Noble	Vice President	1
Sumitomo	President	1

4.3.2	Notwithstanding anything to the contrary contained in this Agreement, the Parties agree that the President of the Company shall be responsible for, and have complete authority and control over and to make decisions governing the day-to-day operations of the Company. The day-to-day operation and management of the Company will be conducted by the President in accordance with the Business Plan. The President and other officers shall prepare and submit such reports, statements and other data as and when each Party shall reasonably request, including without limitation monthly operating reports.

Section 4.4 Deadlock

4.4.1	If for whatever reason the Shareholders are unable to reach a decision on a matters to be resolved in the Shareholders Meeting as listed in Subsections 4.1.6 and 4.1.7 (the “Shareholders Meeting Matters”) or the Board of Directors is unable to reach a decision on a Board Matter (such situations, collectively shall be referred to as “Deadlock”), the Shareholders Meeting or the Board meeting at which such matter is being discussed shall be adjourned and reconvened within 30 (Thirty) days. If upon such reconvening of the Shareholders Meeting or the meeting the Directors are still unable to reach a decision (the “Reconvened Meeting”), a detailed record of the discussions shall be kept and the outstanding issue or issues shall be referred to senior management authorities of the Parties for discussions.

4.4.2	If discussions among such senior management authorities fail to result in a decision on the discussed Shareholders Meeting Matter or Board Matter within 30 (Thirty) days of the Reconvened Meeting (the “Resolving Period”), then any Party may serve a notice to the other Party invoking the deadlock procedures set forth in Section 9.3 (the “Deadlock Notice”).

4.4.3	In any event, it is agreed that the Parties will act in good faith and make all their best efforts to solve a deadlock situation.

4.4.4

The Company shall continue to operate during any period of Deadlock or dispute and during the occurrence of any Event of Default (or alleged Event of Default), and in no event shall a Deadlock, dispute, or Event of Default interfere with the right of management of the Company including the President to operate the Company; provided, however, that no action may be taken by the management of the

Company that would prejudice the outcome of any matter in Deadlock, dispute or Event of Default, except upon consent of the Parties, and provided further that the manufacturing activities and all related purchasing, shipping and other activities) of the Company in accordance with the then current Business Plan of the Company shall not be stopped or delayed, except upon the written consent of each Party.

ARTICLE V ACCOUNTING

Section 5.1 Fiscal Year

The fiscal year of the Company shall be one (1) year period (“Fiscal Year”) ending on December 31 (“Year-End Date”) each year, except the initial Fiscal Year which shall commence on the date of the incorporation of the Company and end on the following Year-End Date of that year.

Section 5.2 Accounting, Inspection of Records, Etc.

5.2.1	True and accurate books of account and records in accordance with sound accounting practices and accounting principles generally accepted in the Country shall be kept by the Company. Each Party shall have the right to access, inspect and audit the books of account and other records of the Company and make extracts and copies therefrom at any reasonable time during business hours of the Company.

5.2.2	The Auditor of the Company shall be KPMG. The replacement of the Auditor shall be determined by the mutual agreement of the Parties. The accounts and records of the Company shall be audited by the Auditor in accordance with accounting principles generally accepted in the Country. Audited financial reports (including balance sheet, profit and loss statement and all notes thereto) shall be submitted to the Parties in English within 90 days after the end of each fiscal year.

5.2.3	The following documents shall be prepared by the Company and delivered to Board and to the Parties:

(a)	no later than 90 days after the end of each Fiscal Year, the audited consolidated financial statements in Thai and in English, together with the notes, reports and documents annexed thereto, and attached with the Report of the Auditor.

(b)	no later than 15 days after the end of each quarterly period of a Fiscal Year, un-audited consolidated financial statements in English as certified by the duly authorized officer of the Company; and

(c)	no later than 15 days after the end of each month, un-audited financial statements in English, as certified by the duly authorized officer of the Company.

5.2.4	If a Party (the “Requesting Party”) is obliged to provide the accounts, records and financial statements based on the accounting principles generally accepted in a country other than the Country (the “Additional Financial Statements”) under any regulations or rules of the relative country/countries of the Requesting Party, the Requesting Party may cause the Company, at the Company’s expense, to provide the Additional Financial Statements as and when required by such Requesting Party. The other Parties agree to cause the Company to comply with the request of the Requesting Party. Notwithstanding the foregoing, the Parties agree that if such a request is made by a Requesting Party and the cost to the Company would materially affect the Business Plan due to the then current cash position of the Company, the Parties may mutually agree on an appropriate allocation of the cost of such request.

ARTICLE VI OBLIGATIONS and RIGHTS OF THE PARTIES

Section 6.1 Noble Function

Noble shall provide know how and technical information and assistance to the Company to assist the Company in the manufacture and sales of the Products, on such terms and subject to such limitations as may be agreed upon by the Parties.

Main functions of Noble are as follows.

(a)	All technical issues

(b)	Manufacturing and plant operation

(c)	Sales promotion based on Noble’s technical and engineering expertise.

Section 6.2 Sumitomo Function

Sumitomo shall procure (and process if required) the materials for the Products and marketing the Products and the Company shall first acquire the materials from Sumitomo to the extent that such materials are competitive in price or other conditions.

Main functions of Sumitomo are as follows.

(a)	Total management including administration matter

(b)	Sales promotion based on Sumitomo’s integrated corporate strength and network.

(c)	Material procurement and processing (unless otherwise directed by the Company’s customers)

Section 6.3 Land

TSSC shall provide certain land located at 789/2 Moo1 Nong Kor -Laem Chabang Rd, Nongkham, Sri Racha, Chonburi 20280 Thailand for the use of the Company as per the terms and conditions as set forth in the Land Lease Agreement immediately after obtaining approval from the Ministry of Commerce for a foreign business license in respect of a lease of land. A rent shall be paid by the Company to TSSC in an amount and on such terms as may be agreed upon by the Parties in the Land Lease Agreement, which Land Lease Agreement must be approved by the Board. If all Sumitomo parties shall cease to be a Shareholder of the Company, the Land Lease Agreement shall be subject to review or terminate as set forth in the Land Lease Agreement.

Section 6.4 Equipment

Notwithstanding anything to the contrary contained in this Agreement, the parties acknowledge the obligation of the Company to purchase certain equipment from Noble or its affiliates as set forth in the MOU, and each party hereto confirms its consent to such purchase on the terms set forth in the MOU.

Section 6.5 Agreement with the Company

The Parties shall not force the Company to enter into any agreement which may constitute conflicts of the Company’s interest in management and in procurement of the material or equipment for their products and facilities of the Company. The Parties shall use their best efforts to cause the Company and its employees to adhere to local laws and the internal policies of the Parties relating to ethical conduct, adherence to laws and conflicts of interest.

Section 6.6 Non-Competition

6.6.1

Each Party agrees that, except as provided in Section 6.5.2, (i) it will conduct, and will cause its subsidiaries and affiliates to conduct, the Business and activities related to the manufacture and sale of Products in Thailand solely through the Company and (ii) it will not compete with the Company in the Business, either directly or indirectly, whether by itself or through its subsidiaries and affiliates, anywhere in Thailand (collectively, the “Non-Compete”). The Parties hereby acknowledge and agree that:

(i)	the Non-Compete is necessary for the protection of the legitimate business interests of the Company;

(ii)	the scope of the Non-Compete with respect to time, geography, and types and limitations of activities restricted, is reasonable;

(iii)	The Parties have no intention of competing with the Business within the area and the time limits set forth in this Agreement; and

(iv)	breach of the Non-Compete will be such that non-breaching Party(Parties) will not have an adequate remedy at law because of the unique nature of the operations of the manufacture and sale of such Products manufactured in the Business and the interests being acquired by such breaching Party hereunder.

6.6.2	Any and all work, business and/or activities which the Parties and/or its subsidiaries and affiliates are currently engaged in around the world, and the continuation of such work, business and/or activities, regardless of its potential competition with the Business outside of Thailand, are expressly permitted.

Section 6.7 Intellectual Property

In no event shall the Company or any Party have any rights of ownership, use or license of any designs, patents, developments, know-how or other intellectual property rights of any other Party, whether or not existing as of, or developed after, the date of this Agreement, except as may be set forth in any written licensing agreement between any Party and the Company or another Party.

ARTICLE VII ADDITIONAL FUNDING

Section 7.1 Financing

Any financing required for the operation of the Company shall be obtained by the Company through its own efforts. If the Company is not able to obtain sufficient financing from financial institutions, the parties shall, upon the request of the Board as referred to in Section 4.2.7 and subject to the Parties’ internal requirements for board or shareholder approval, provide the Company with financial support in proportion to their respective shareholding ratios by way of share subscription or giving direct loans or guarantees in favor of financing institutions or otherwise, as determined by the Board. To the extent the Parties guaranty any such loans, the Parties shall enter into an appropriate contribution agreement in order to limit their exposure under such guarantees to an amount consistent with the Shareholding Ratios. The Company may pursue and obtain financing from sources within and outside of Thailand, subject to local laws.

Section 7.2 New Shares

Whenever the Company issues new Shares, the Parties shall have the preemptive right to subscribe to such new Shares in proportion to their existing respective shareholding ratios. If any Party does not exercise such preemptive right with respect to all or a part of the new Shares, the other Parties shall have the right to subscribe for those Shares in proportion to the percentage holding of their existing Shares. For the avoidance of doubt, If a Party who does not exercise such preemptive right with respect to all or a part of the new Shares is one of Sumitomo companies; another Sumitomo company shall have the preemptive right to subscribe such new Shares.

Section 7.3 Failure to Contribute

7.3.1	If any Party shall fail to timely contribute to the Company any amount required to be contributed or lent by such Party under Sections 3.3, 7.1 and 7.2 or any amount agreed to be contributed or lent by such Party (in any case a “Failure to Contribute”) such Party (“Contribution Defaulting Party”) shall be subject to the remedies provided under this Section in addition to the other remedies for default provided under this Agreement, the Articles, under any other agreement by or among the Parties or any of them, or under applicable laws.

7.3.2	Any amount which the Contribution Defaulting Party shall have failed to contribute or lend shall bear interest monthly, at a percentage rate equal to the prime lending rate of Bank of Thailand as in effect at the beginning of each month for which interest is determined, plus three (3) additional percentage points per annum (“Default Interest”), from the date of the Failure to Contribute until the first to occur of (i) the date of full payment of the amount required to be contributed, or (ii) the date an Advancing Party makes an advance under Section 7.3.4 below of the amount required to be contributed. In addition, any Failure to Contribute shall be subject to the exercise by the Company of any and all available collection remedies.

7.3.3

Unless another Party shall have become an Advancing Party pursuant to Section 7.3.4 below, during the period beginning with the date of the Failure to Contribute and continuing until the cure thereof by the Contribution Defaulting Party pursuant to Section 7.3.5 below, the Shares held by the Contribution Defaulting Party shall be treated as though they had been cancelled for purposes of the exercise of any management, voting or other rights provided under this Agreement or the Articles (including the right pursuant to Section 4.2 of this Agreement for the Contribution Defaulting Party to appoint (and remove) nominees to the Board of Directors or by applicable laws and for purposes of determining and making dividends or distributions.

7.3.4	In the event of a Failure to Contribute, each Party which is not itself a Contribution Defaulting Party, shall have the right to advance to the Company the amount which a Contribution Defaulting Party has failed to contribute or lend (as the case may be) subject to the terms and conditions provided in this Section 7.3.

(i)	In case the Contribution Defaulting Party fails to contribute to the Company any amount required to be contributed and if a Party (“Advancing Party”) makes an advance pursuant to this Section 7.3.4(i), such advance shall be treated as a capital contribution to the Company by the Contribution Defaulting Party. In addition, the advance by the Advancing Party (in any case) shall create an immediately payable loan from the Advancing Party to the Contribution Defaulting Party, bearing the Default Interest.

(ii)	Notwithstanding Section 7.3.3 above, during the period beginning with the date of an advance by an Advancing Party and continuing until full repayment of the resulting loan and all accrued interest due thereon by the Contribution Defaulting Party pursuant to Section 7.3.5 below, the Parties agree that any management, voting or other rights provided by this Agreement or the Articles (including the right pursuant to Section 4.2 of this Agreement for the Contribution Defaulting Party to appoint (and remove) nominees to the Board of Directors and for purposes of determining and making dividends or distributions) of the Contribution Defaulting Party shall be suspended and cannot be exercised. In addition, any Failure to Contribute for which an Advancing Party makes an advance hereunder shall be subject to the exercise by the Advancing Party of any and all available collection remedies.

7.3.5	Upon a cure of the Failure to Contribute by the Contribution Defaulting Party (by either paying to the Company the full amount of the amount required to be contributed or paying to the Advancing Party the full amount of the loan under Section 7.3.4, in each case with all interest due to the Company or an Advancing Party pursuant to Sections 7.3.3 or 7.3.4 above), the voting and dividend/distribution rights of the Shares held by a Contribution Defaulting Party shall be restored, but such former Contribution Defaulting Party shall have no right to reconsideration of any decision taken during the period when such Defaulting Party’s voting rights were suspended pursuant to Section 7.3.3 or exercised.

ARTICLE VIII TRANSFER OF SHARES

Section 8.1 Restriction on Transfer

Except as expressly permitted in clauses 7.2, 8.2 or 8.3, no Party shall sell, transfer, assign, pledge, encumber or otherwise dispose of the whole or any part of the Shares owned by it, without the prior written consent of all other parties hereto.

Section 8.2 Right of First Refusal

8.2.1	Any party (“Selling Party”) may sell the entirety of its Shares pursuant to a bona fide offer to purchase such whole block of Shares for cash from a person who is approved by the Board (“Offeror”); PROVIDED THAT the following procedures shall have been first completed:

(i)	The Selling Party shall give notice of such offer to each other Party (“Continuing Party”), including the identity of the Offeror, the price and all other terms of the offer;

(ii)	The Selling Party shall include in such notice an offer to sell its Shares to the Continuing Party at the same price and upon the same terms on which it is willing to sell its Shares to the Offeror;

(iii)	The Continuing Party shall have the right to accept such offer within 60 days from the date such notice is received and such offer shall remain open for acceptance for such period;

(iv)	In the case of there being more than one Continuing Party: (x) the Continuing Parties shall be entitled among themselves to purchase the Shares of the Selling Party in the proportion that their respective Shares bear to the total outstanding Shares held by all such Continuing Parties; (y) if one of the Continuing Parties does not accept within such 60 day period such relevant part of the Shares for sale, the offer shall be deemed rejected and the Selling Party shall notify such other Continuing Party of the rejection. In such case, the other Continuing Party shall have the right within 30 days after such last mentioned notice is given to purchase the unaccepted part of the Shares at the same price and on the same terms and conditions; and

(v)	If the whole of the Shares offered by the Selling Party is not accepted by one or more of the Continuing Parties, then the Selling Party may, subject to the satisfaction of the conditions set forth in clause 8.2.2, complete the sale to the Offeror in accordance with the Offeror’s offer within 60 days after the expiration of either the period of 60 day period referred to in subparagraph (iii) above or the 30 day period referred to in sub-paragraph (iv) above, as the case may be, but not otherwise.

8.2.2	No sale of the Shares under this Section 8.2 may be made unless all of the following conditions shall have been satisfied on or prior to the completion of any such sale:

(i)

The Offeror shall have entered into an agreement with the Continuing Party or Parties in the form satisfactory to the Continuing Parties, undertaking that the Offeror shall become a Party hereto and be bound by the terms and conditions hereof;

(ii)	The Selling Party shall have fully performed all financing obligations under Section 7.1 (including the obligation to guarantee any financing obtained by the Company in accordance with the terms of this Agreement) or the Offeror shall have formally assumed such financing obligations;

(iii)	There exists no Event of Default and no event that with the giving of notice or the lapse of time or both would constitute any Event of Default; and

(iv)	The sale of the Shares will not result in a default under the terms of the lenders’ credit agreement with the Company.

8.2.3	The transferee of the Shares may not be a competitor of a Continuing Party and shall be of high reputation and creditworthiness as the Board may reasonably require. Insofar as those requirements are met, the approval of the Board to such transfer will not be unreasonably withheld.

8.2.4	For the avoidance of doubt, transfer of the Shares among SC, SCOA, SCT and TSSC shall not be subject to the Right of First Refusal under Section 8.2 but may occur upon written notice to all other Parties. Each of SC, SCOA, SCT and TSSC may, at any time, transfer its Shares in Company to each other provided that Section 8.2.2 shall apply to all such transfers.

8.2.5	Notwithstanding the provisions of Section 8.2, the Parties may transfer all or a part of its Shares to its wholly owned subsidiary so long as the other Parties accept such transfer in writing and Section 8.2.2 shall apply to all such transfers.

Section 8.3 Mandatory Transfer

8.3.1	If this Agreement is terminated with respect to a Party (“Defaulting Party”) pursuant to Section 9.4 the other Party (“Non-Defaulting Party”) shall have the option, exercisable by written notice to the Defaulting Party which shall be given within 60 days after such termination, either:

(a)	to purchase all the Shares then owned by the Defaulting Party at the price equal to 95 % of the “Net Worth Price” determined pursuant to Section 8.3.2; or

(b)	to sell to the Defaulting Party all of the Shares then owned by the Non-Defaulting Parties at the price which shall be the higher of:

(i)	the Net Worth Price; and

(ii)	the fair market price determined by the Auditor (the “Fair Market Price”) .

If there is more than one Non-Defaulting Party, such purchase by the Non-Defaulting Parties will be made in the proportion that their respective Shares bear to the total of the Shares owned by the Non-Defaulting Parties, unless otherwise agreed between the Non-Defaulting Parties.

8.3.2	The “Net Worth Price” shall mean an amount determined by dividing:

(i)	the net worth of the Company as of the end of its immediately preceding Fiscal Year (or, if requested by the Non-Defaulting Party (Parties), that of the Company at the end of the calendar month immediately preceding the month in which this Agreement is terminated) determined by the Auditor of the Company in accordance with the generally accepted accounting principles and practices consistently applied for auditing the Company;

BY

(ii)	the number of all Shares of the Company then issued and outstanding.

For the foregoing purpose, the “net worth” of the Company means the sum of the capital and surplus accounts shown on the financial statements prepared by the Auditor, less the amount of any goodwill and other intangibles if included in any financial statements as assets of the Company. If the financial statements of the Company indicate negative net worth, the Defaulting Party is required to transfer its Shares to the Non-Defaulting Party (Parties) without any consideration or payment.

8.3.3	The purchase or sale of the Shares pursuant to this clause shall be completed within thirty (30) days after the Auditor’s determination of the price pursuant Section 8.3.2.

8.3.4	No termination of this Agreement nor purchase or sale of the Shares pursuant to this clause shall be construed to release or discharge the Defaulting Party from its financial obligations under Section 7.1 which remain unperformed or outstanding as of the termination of this Agreement.

8.3.5	The cost of the Auditor relating to this Section 8.3 shall be borne entirely by the Defaulting Party.

Section 8.4 Transfer To Holding Company

The Parties agree that the Shares held by the Parties may be transferred into one or more holding companies in which Noble (or its affiliates) and SC or SCOA (or their affiliates) each own 50% of the equity interests, subject to the tax implications on each Party and execution of a definitive agreement on such transfer of the Shares.

ARTICLE IX TERM AND TERMINATION

Section 9.1 Term

This Agreement shall become effective upon the execution of this Agreement and shall, unless earlier terminated hereunder, remain in effect until:

(i)	all the Parties agree in writing to the termination thereof; or

(ii)	all the Shares become beneficially owned by one Shareholder; or

(iii)	the Company goes into liquidation whether voluntary or involuntary (other than for the purpose of an amalgamation or reconstruction approved by all the Shareholders) or is wound up.

None of the Parties shall have any liability, responsibility or claim to the other parties for the termination of this Agreement pursuant to this Section 9.1.

Section 9.2 Accumulated Losses

9.2.1	In the event that the accumulated losses of the Company appearing on its balance sheet at the end of any Fiscal Year exceed an amount equal to fifty percent (50%) of its legal capital or in the event that net profit of the Company does not reach USD1,000,000 (United States Dollars One Million) or equivalent thereof in three consecutive Fiscal Years beginning with the 2009 Fiscal Year, Noble and Sumitomo may offer to the other Party to discuss in good faith with each other steps to be taken therefore.

9.2.2	If Noble and Sumitomo cannot reach an agreement on such steps within 90 days, any Party may offer to liquidate the Company. Regardless of the above, in the case of any party intending to oppose to liquidate the Company (the “Remaining Party”), such Party to have the obligation to notify such intention to the other Party within 30 days from the date of such motion and to purchase all, but not less than all, of other Party’s Shares (“Termination Notice”).

9.2.3	The price of the Shares to be purchased by the Remaining Party under Section 9.2 shall be at the higher of the Net Worth Price or Fair Market Price. The cost of any accounting or appraisal fees in determining the Net Worth Price and Fair Market Price shall be shared by the parties according to their respective Shareholding Ratios.

9.2.4	The purchase or sale of the Shares pursuant to this Section 9.2.2 shall be completed within thirty (30) days after Termination Notice.

Section 9.3 Buyout Procedures in Case of Deadlock

9.3.1	In the event either Party delivers a Deadlock Notice pursuant to Section 4.4, each of Noble and Sumitomo shall contemporaneously submit to the Auditor, within ten (10) Business Days after delivery of the Deadlock Notice, a valuation notice (“Valuation Notice”) setting forth the value of the Company according to which such Party would agree to buy the Shares of the other Party. Promptly after receipt of each Valuation Notice, the Auditor shall deliver the Valuation Notices it receives to each Party on the same date. The Party submitting the highest value of the Company (the “Purchasing Party”) shall have the right to purchase the Shares of the other Party (the “Deadlock Selling Party”) at a purchase price equal to the value set forth in the Purchasing Party’s Valuation Notice multiplied by the Shareholding Ratio of the other Party as of the date of the Valuation Notice (the “Buyout Price”), and the Deadlock Selling Party shall be obligated to sell the Purchased Shares to the Purchasing Party at the Buyout Price.

9.3.2	In the event that the Parties submit the same value of the Company, then within ten (10) Business Days from the date on which the Auditor delivers the Valuation Notices to the Parties, the Parties shall negotiate in good faith the additional amount (the “Premium”) that each Party is willing to pay for the purchased equity interest. In the event the Parties are unable to reach an agreement on the Premium payable for the purchased equity interest within such ten (10) Business Day period, the Parties shall each submit a proposal for the Premium in a sealed envelope to the Auditor within five (5) Business Days of the expiration of such period. Subject to Section 9.3.4, the Party offering the highest Premium shall be the Purchasing Party and shall have the right to purchase the purchased Shares at the Buyout Price plus such Premium (the “Final Share Purchase Price”).

9.3.3	If Sumitomo is the Purchasing Party, then within ten (10) Business Days after the date (i) of delivery of the Valuation Notices by the Auditor pursuant to Section 9.3.1, or (ii) the Premium is determined in accordance with Section 9.3.2, Sumitomo and Noble shall execute a Share transfer contract with respect to the purchase by the Purchasing Party of the purchased Shares at the Buyout Price or the Final Share Purchase Price, as the case may be.

9.3.4	The Parties agree, that notwithstanding anything to the contrary in this Section 9.3, after completion of the procedures set forth in Sections 9.3.1 and/or 9.3.2, if Noble would otherwise be the Purchasing Party, Sumitomo shall have a right of last refusal to purchase Noble’s Shares at the Buyout Price or the Final Share Price, as the case may be, plus an additional premium of 5% of such Buyout Price or Final Share Price (the “Sumitomo Right of Last Refusal”). Sumitomo may exercise such Sumitomo Right of Last Refusal by delivering written notice to Noble within ten (10) Business Days after the date of determination of the Buyout Price or if applicable, the Final Share Purchase Price (“the Right of Last Refusal Period”). If Sumitomo exercises the Sumitomo Right of Last Refusal, then, within ten (10) Business Days after such exercise, Sumitomo and Noble shall execute a Share transfer contract with respect to the purchase by Sumitomo of the purchased Shares at the Buyout Price or the Final Share Purchase Price, as the case may be, plus the additional 5% premium. If Sumitomo fails to exercise the Sumitomo Right of Last Refusal, then, within ten (10) Business Days after the expiration of the Right of Last Refusal Period, Sumitomo and Noble shall execute a Share transfer contract with respect to the purchase by Noble of the purchased Shares at the Buyout Price or the Final Share Purchase Price, as the case may be.

9.3.5	The Parties shall thereafter terminate this Contract and amend the Articles of Association to reflect the change in the Shares in the Company subsequent to the completion of the transaction under the relevant equity interest transfer contract and to reflect changes in the composition of the Board. Each Party shall promptly cause the directors on the Board appointed by it to vote in favor of a resolution approving the transfer. If any director does not vote in favor of such resolution, the Party that appointed such director shall promptly remove and replace such director and cause the newly appointed director to vote in favor of the resolution approving the transfer. The Parties shall (i) cause the Company to apply to the local government for approval of the transfer and the amendments to the Articles of Incorporation and any required permits, and (ii) use their respective best efforts to assist the Company to obtain all such approvals and the permits.

9.3.6	In the event that neither Party issues a Valuation Notice in accordance with Section 9.3.1, the Company shall be dissolved and liquidated in accordance with the provisions of Section 9.5 below.

Section 9.4 Events of Default

9.4.1	Upon occurrence of any of the following events (each an “Event of Default” and collectively “Events of Default”), any Non-Defaulting Party may terminate this Agreement with respect to such Defaulting Party by written notice to the Defaulting Party:

(a)	If any party defaults in performance of any provision of this Agreement and if such default is not cured within 30 days after a notice of default has been given by the Non-Defaulting Party to the Defaulting Party (or if the nature of the default is such that it cannot be cured within 30 days, such reasonable time thereafter not to exceed 90 days provided that the Defaulting Party is actively pursuing the cure of the Event of Devault);

(b)	If any party hereto (i) applies for or consent to the appointment of a receiver, trustee or liquidator (or similar insolvency practitioner) of all or a substantial part of its assets, (ii) is unable, or admits in writing its inability, to pay debts as they mature, (iii) makes a general assignment for the benefit of creditors, (iv) is adjudicated bankrupt or insolvent (or similar insolvency procedure or status) or (v) is the subject of a petition in bankruptcy or a petition seeking reorganization or arrangement with creditors to take advantage of any insolvency law.

9.4.2	Termination of this Agreement pursuant to this Section 9.4 and other rights granted to or acquired by a Non-Defaulting Party hereunder shall be cumulative and will not prejudice any rights or remedies which may be available to any Non-Defaulting Party hereunder or otherwise.

Section 9.5 Liquidation Procedures

9.5.1	The dissolution and liquidation of the Company shall be conducted in accordance with the then applicable laws of the Country and the provisions of this Agreement and the Articles.

9.5.2	The Board shall formulate liquidation procedures and principles, publish an announcement of the liquidation in accordance with relevant regulations, provide written notice of the liquidation to creditors of the Company and establish a liquidation committee (the “Liquidation Committee”). The Liquidation Committee shall be composed of four (4) members. Each of Noble and Sumitomo shall have the right to appoint two (2) members of the Liquidation Committee. All decisions of the Liquidation Committee shall be adopted by the members of the Liquidation Committee unanimously. The Company shall deliver to each member of the Liquidation Committee written notice of each meeting of the Liquidation Committee at least ten (10) Business Days prior to the date of such meeting or such shorter period as agreed by all of the members of the Liquidation Committee.

9.5.3	The tasks of the Liquidation Committee shall be to conduct a thorough survey of the property, claims and debts of the Company, draw up a balance sheet and inventory of assets of the Company, propose a basis for the valuation of the Company and formulate a liquidation plan, all of which shall be implemented after it has been submitted to and adopted by the Board. The approved liquidation plan shall be submitted to the Ministry of Commerce of Thailand for their record.

9.5.4	During the period of liquidation, the Liquidation Committee shall represent the Company in any legal proceeding.

9.5.5	The expenses of liquidation and the remuneration of the members of the Liquidation Committee shall be paid with priority from the existing assets of the Company.

9.5.6	After payment of other fees, costs and third party claims in accordance with Laws, the balance of liquidation proceeds shall be distributed to the Parties in proportion to their respective shareholding ratios.

9.5.7	After the liquidation of the Company is completed, the Liquidation Committee shall promptly submit a report thereon to a Shareholders Meeting for approval and to the local authorities as necessary. The Liquidation Committee shall then carry out the procedures for turning in the Company’s Business License and canceling its registration, and at the same time, make any required public announcement of such actions.

ARTICLE X OPERATING POLICY

Section 10.1 Dividend Policy

Unless otherwise agreed by Noble and Sumitomo and subject to all applicable legal reserve requirements under the laws of the Country, the Company shall distribute more than 50% (fifty percent) of the distributable profit in accordance with the Shareholding Ratio unless agreed to by the Shareholders. Questions related to distributable profit shall be determined by the Shareholders taking into account applicable laws.

Section 10.2 Material Supply

Basically, material will be supplied by or at the direction of customers of the Company. Otherwise Sumitomo will supply the material (including material processing) to the Company to the extent that such materials are competitive in price or other conditions and approved by the Board of Directors of the Company. For the purpose of this Section 10.2, prior to execution of any supply agreement with any third party for the purchase of such raw materials, the Company shall provide Sumitomo in writing the material terms of the proposed supply arrangement and Sumitomo shall have ten (10) days to deliver notice to the Company of its intent to supply the Joint Venture such raw materials in accordance with the proposed terms of the supply arrangement. If Sumitomo declines to supply such raw materials or if the Company does not receive Sumitomo’s written notice of intent to supply within said ten (10) day period, the Company may contract with any third party for the supply of such raw materials on the terms contained in the proposed supply arrangement (and such other terms as such parties may agree).

Section 10.3 Parties’ Liability

The Parties shall not be liable beyond the amount of their respective capital contributions and loans for any of the debts, obligations, losses or other liabilities of the Company, except to the extent that any Party may have guaranteed an obligation of the Company. The Parties shall cause the Company to procure insurance for the Company, its employees and the parties in amounts determined by the Board. Such insurance shall include liability, property, workers’ compensation, employment and other insurance commonly procured by similar companies.

ARTICLE XI MISCELLANEOUS

Section 11.1 Confidentiality

Each of the Parties will keep secret and confidential and will not disclose to any third party nor use in any unauthorized manner any confidential information which such party may have acquired through the negotiations leading to the conclusion of this Agreement or which they may acquire through their participation in the Company or through their appointed Directors of the Company. Notwithstanding the foregoing, the information which:

(a)	is now or hereafter becomes, through no fault or negligence of either of the receiving Party, in the public domain;

(b)	was lawfully obtained by the receiving party from a third party who has breached no obligation to the disclosing party or any other party with respect thereto;

(c)	was already known to the receiving party prior to disclosure of the Confidential Information as shown by its written records in existence at the time of disclosure;

(d)	was independently developed by the receiving party without making use of any Confidential Information nor other information that the disclosing party disclosed in confidence to any third party; or

(e)	is required to be disclosed pursuant to any law, rule or regulation or the order of any court or governmental agency;

shall not be subject to the confidentiality hereunder.

Section 11.2 Governing Law

This Agreement shall be governed by the laws of Thailand. Any dispute or controversy arising out of or relating to this Agreement or the breach thereof shall be settled, by arbitration in Hong Kong in accordance with the rules of the International Chamber of Commerce, and the arbitral award shall be final and binding upon the parties hereto, and shall be enforceable in any court of competent jurisdiction. The language of the arbitration shall be English and the number of arbitrators will be 3, appointed in accordance with the said rules in the absence of agreement between the parties within 30 calendar days from a notice being served by one party to the other hereunder regarding submission of a dispute to arbitration.

Section 11.3 Assignment

Except to the extent set forth in Section 8.2.4, this Agreement shall not be assignable by any Party hereto without the prior written consent of the other Parties.

Section 11.4 Entire Agreement

This Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter contained herein and merges all prior discussions among the Parties and none of the Parties hereto shall be bound by any previous agreements, negotiations, commitments and writings other than as expressly stated in this Agreement. No modification, supplement or waiver of any provision hereof shall be valid unless made in writing and signed by the duly authorized representatives of all the parties hereto.

Section 11.5 Notice

Except as otherwise provided in this Agreement all notices required or permitted to be given hereunder shall be in writing and shall be valid and sufficient if dispatched by registered airmail, postage prepaid, or by facsimile or cable, addressed as follows:

As to Noble:

For the attention of Andrew J. Tavi, General Counsel

NOBLE INTERNATIONAL, LTD.

Address:	840 W. Long Lake Road, Suite 601
Troy, MI (USA) 48098

Facsimile:	248.519.0702

As to SC:

For the attention of Yoshiaki Hori, Assistant to General Manager

Steel Sheet products for Automotive Industries Dept.

SUMITOMO CORPORATION

Address:	1-8-11 Harumi, Chuo-ku, Tokyo, Japan

Facsimile:	(81)-3-5859-6835

As to SCOA:

For the attention of Hiroshi Murakami, Manager, Steel & Non-Ferrous Metal Group

SUMITOMO CORPORATION OF AMERICA

Address:	6133 N. River Rd., Rosemont, IL 60018

Facsimile:	(1)-847-384-0563

As to SCT:

For the attention of Yoshinori Nagano, EVP, Metal Div. Head

SUMITOMO CORPORATION THAILAND, LTD.

Address:	20th & 21st Floor, M.Thai Tower, All Seasons Place
87 Wireless Rd., Lumpini, Phatumwan
Bangkok 10330, Thailand

Facsimile:	(66)-2-654-0066

As to TSSC:

For the attention of Sadahiko Yamada, Managing Director

THAI STEEL SERVICE CENTER

Address:	47 Moo 7 Soi Watmahawong Poochaosamingprai Rd.,
Samrong, Samutprakarn, Thailand 10130

Facsimile:	(66)-2-398-5339

Any party may change its address by a notice given to the other parties in the manner set forth above.

Section 11.6 Sumitomo Parties

Except as may be specifically set forth in this Agreement, reference to Party when applied to Sumitomo, and any reference to Sumitomo, shall be deemed to include each of SC, SCOA, SCT and TSSC collectively and all such parties shall be treated for all purposes hereunder as one Party. No Sumitomo Party shall exercise any right, or be conferred any remedy, separate or distinct from, or in addition to, the rights or remedies of the Sumitomo Parties collectively.

Section 11.7 Severability

If any provision of this Agreement shall be deemed illegal or unenforceable, such illegality or unenforceability shall not affect the validity and enforceability of any legal and enforceable provisions hereof, which shall be construed as if such illegal and unenforceable provision or provisions had not been inserted herein, unless such illegality or unenforceability shall destroy the underlying business purpose of this Agreement.

Section 11.8 Legend

Any certificates representing the Shares shall bear an appropriate legend referring to the restrictions contained in this Agreement.

Section 11.8 Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the day first above written.

NOBLE EUROPEAN HOLDINGS, B.V.

/s/ Thomas L. Saeli
Name:	Thomas L. Saeli
Title:	Managing Director

SUMITOMO CORPORATION

/s/ Naoki Hidaka
Name:	Naoki Hidaka
Title:	Executive Officer

SUMITOMO CORPORATION OF AMERICA

/s/ Toshihiko Kaji
Name:	Toshihiko Kaji
Title:	Senior Vice President and General Manager

SUMITOMO CORPORATION THAILAND, LTD.

/s/ Yasuo Kuroda
Name:	Yasuo Kuroda
Title:	President

THAI STEEL SERVICE CENTER LTD.

/s/ Sadahiko Yamada
Name:	Sadahiko Yamada
Title:	Managing Director

SCHEDULE 1 TRANSFER OF SHARES

Name of Seller	Name of Purchaser	Number of Shares to be transferred	Amount to be paid by the Purchaser to the Seller
Hidaka Naoki	Noble	1	BHT	1,000-
	SC	296	BHT	296,000-
	SCOA	1	BHT	1,000-
	SCT	1	BHT	1,000-
	TSSC	1	BHT	1,000-
Takada Yukio	SC	300	BHT	300,000-
Kawasaki Kiyotaka	SC	300	BHT	300,000-
Horie Makoto	SC	300	BHT	300,000-
Koshiba Mitsuhiro	SC	300	BHT	300,000-
Hashimoto Keizo	SC	300	BHT	300,000-
Noguchi Mizuhisa	SC	300	BHT	300,000-

SCHEDULE 2 [OMITTED]

SCHEDULE 3 APPOINTMENT OF DIRECTORS AND OFFICERS

Name of Persons to be appointed as Directors

Name	Position	Nominated by
Craig Parsons	Director (Vice Chairman)	Noble
Robert Whitmore	Director	Noble
Kiyotaka Kawasaki	Director (Chairman)	Sumitomo
Keizo Hashimoto	Director	Sumitomo

Name of Persons to be appointed as Officers

Name	Position	Nominated by
[TBD]	Vice President	Noble
Keizo Hashimoto	President	Sumitomo

EXHIBIT A NEW ARTICLES

EXHIBIT B SHARE SALES AND PURCHASE AGREEMENT

(For Noble)

THIS SHARE SALES AND PURCHASE AGREEMENT (“Agreement”) is made into this 7th day of October 2008 by and among:

NOBLE EUROPEAN HOLDINGS B.V., a private company with limited liability duly organized and validly existing under the laws of the Netherlands, having its principal place of business at 1043 BW, Naritaweg 165, Amsterdam, the Netherlands (“Noble”);

SUMITOMO CORPORATION, a corporation duly organized and validly existing under the laws of Japan, having its principal place of business at 1-8-11 Harumi, Chuo-ku, Tokyo, Japan (“SC”); and

HIDAKA NAOKI, an individual residing in Tokyo, Japan (“Promoter”).

WITNESSETH:

WHEREAS, Promoter owns 300 shares in Summit Steel (Thailand) Co., Ltd., a Thai corporation with its principal place of business at 789/2 Moo1 Sai Nong Kor -Laem Chabang Rd, Nongkham, Sri Racha, Chonburi 20280 Thailand (the “Company”); and

WHEREAS, SC wishes Noble to invest in the Company by way of purchasing certain shares in the Company owned by Promoter and Noble wishes so to invest in the Company.

NOW, THEREFORE, in consideration of mutual covenants herein set forth, the parties hereto agree as follows:

ARTICLE 1 SALES AND PURCHASE OF THE SHARES

Upon the terms and subject to the conditions set forth in this Agreement, Promoter shall sell to Noble, and Noble shall purchase from Promoter, one (1) shares of common voting stock of the Company (the “Shares”) constituting 0,048% of all issued and outstanding shares of common voting stock of the Company for an aggregate price of BHT1,000 (the “Purchase Price”).

ARTICLE 2 CLOSING

2.1	The closing of the sale and purchase of the Shares hereunder (the “Closing”) shall take place at such time and place as the parties hereto may mutually agree upon. The date of the Closing shall be hereinafter referred to as the “Closing Date”.

2.2	At the Closing, Promoter shall deliver to Noble: (i) duly executed and stamped share transfer document in the form and substance satisfactory to Noble; (ii) certified copy of the relevant page in the share register book of the Company showing the name of Noble as the registered owner of the Share; (iii) a share certificate representing the Share issued in the name of Noble; and (iv) if required by the Company’s articles of association, a copy of the minutes of the board of directors of the Company approving the transfer of the Share to Noble.

Subject to the performance by Promoter of its obligations above, Noble shall, on the Closing Date, pay the Purchase Price of the Shares to Promoter by a check payable to the order of Promoter or in cash or by wire transfer.

Article 3 REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION

3.1	The Promoter and SC, jointly and severally, represent, warrant and covenant to Noble as follows:

(a) The Company is duly organized, validly existing and in good standing under the laws of Thailand (to the extent such concepts are applicable under applicable Thai law), and the Company has full authority and is licensed to enter into this Share Sales and Agreement and to own its properties and to carry on its business as now conducted.

(b) The Company has delivered to Noble or a representative of Noble true and correct copies of the Company’s articles of association as in effect as of the date of this Agreement.

(c) The capitalization of the Company as of the date hereof is as follows:

BHT 2,100,000

No other Interests of the Company are issued or outstanding. There are no options, calls, warrants or other securities or rights outstanding which are convertible into, exercisable for or relate to any other shares of the Company.

(d) The Shares purchased by Noble will be delivered to Noble free and clear of any and all pledges, liens, security interests, voting trust or agreement or any other similar interests.

(e) This Agreement is a legal, valid and binding obligation of the Company enforceable in accordance with its terms.

(f) As of the date of this Agreement, there are no lawsuits, proceedings, claims or governmental investigations (collectively, “Litigation”) pending or, to the knowledge of the Promoter or SC, threatened against, the Company or against or involving any of its properties or businesses.

(g) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

(i) violate, conflict with or result in the breach of any provision of the Company’s articles of association or other constitutional documents;

(ii) violate any laws and regulations applicable to the Company;

(i) All representations, warranties and covenants made by each of Promoter and SC are true and correct and will be true and correct in all material respects as of the Closing Date.

3.2

Promoter and SC hereby agree, jointly and severally, to indemnify and hold harmless Noble and Noble’s stockholders, members, directors, managers, officers, employees, and agents (collectively, the “Noble Indemnified Parties”) from and against any and all losses, damages, actions, claims, suits, judgments, fees, costs, and expenses (including reasonable attorney’s fees and expenses) (“Losses”) suffered or incurred by any such party and arising out of, relating to, or in connection with: (a) the breach by the Promoter or SC of any representation or warranty made by the Promoter or SC in Sections 3.1(b),(c)(d) and (e) of this Agreement; (b) any liabilities of the Company existing as of the date the Share is transferred to Noble, other than (i) obligations that may be owing by the Company to Noble or its affiliates, (ii) loans from Sumitomo Corporation Thailand in amounts that Noble has given its prior consent and (iii) reasonable and ordinary course expenses of the Company incurred in its establishment and operation.

3.3	In no event shall Promoter and SC be responsible, whether in contract or warranty, tort or on any other basis, to Noble for any special, incidental, consequential, indirect or exemplary damages. Notwithstanding anything to the contrary provided in this Agreement, the aggregate liability of Promoter and SC to Noble under this Agreement shall not exceed the amounts subscribed to (and actually paid) to the Company pursuant to Section 3.3 of the Joint Venture Agreement relating to the Company dated October 7, 2008 among Noble, SC and the other parties thereto.

ARTICLE 4 MISCELLANEOUS

4.1	This Agreement shall be governed by the laws of Thailand. Any dispute or controversy arising out of or relating to this Agreement or the breach thereof shall be settled, by arbitration in Hong Kong in accordance with the rules of International Chamber of Commerce, and the arbitral award shall be final and binding upon the parties hereto, and shall be enforceable in any court of competent jurisdiction.

4.2	This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the day first above written.

NOBLE EUROPEAN HOLDINGS B.V.

Name:
Title:

SUMITOMO CORPORATION

Name:
Title:

HIDAKA NAOKI

(For Sumitomo)

THIS SHARE SALES AND PURCHASE AGREEMENT (“Agreement”) is made into this [    ] day of October, 2008 by and among:

SUMITOMO CORPORATION, a corporation duly organized and validly existing under the laws of Japan, having its principal place of business at 1-8-11 Harumi, Chuo-ku, Tokyo, Japan (“SC”);

SUMITOMO CORPORATION of America, a corporation duly organized and validly existing under the laws of the State of New York having its principal place of business at 600 Third Avenue New York, New York 10016-2001, U.S.A. (“SCOA”);

SUMITOMO CORPORATION THAILAND, LTD., a corporation duly organized and validly existing under the laws of the Kingdom of Thailand having its principal place of business at 20&21F,M.Thaitower, All Seasons Place, 87Wirelessrd (“SCT”); and

THAI STEEL SERVICE CENTER LTD., a corporation duly organized and validly existing under the laws of Thailand, having its principal place of business at 47 Moo 7 Soi Watmahawong Poochaosamingprai Road, Samrong, Samutprakarn, Thailand 10130 (“TSSC”)

HIDAKA NAOKI, a Japanese individual.

TAKADA YUKIO, a Japanese individual.

KAWASAKI KIYOTAKA, a Japanese individual.

HORIE MAKOTO, a Japanese individual.

KOSHIBA MITSUHIRO, a Japanese individual.

HASHIMOTO KEIZO, a Japanese individual.

NOGUCHI MIZUHISA, a Japanese individual.

(Each SC, SCOA, SCT and TSSC referred to as “Purchaser” and collectively as “Purchasers”. Each Mr. Hidaka, Mr. Takada, Mr, Kawasaki, Mr. Horie, Mr. Koshiba, Mr. Hashimoto and Mr, Noguchi referred to as “Promoter” and collectively referred to as “Promoters”).

WITNESSETH:

WHEREAS, Promoter each owns 300 shares in Summit Steel (Thailand) Co., Ltd., a Thai corporation with its principal place of business at 789/2 Moo1 Sai Nong Kor -Laem Chabang Rd, Nongkham, Sri Racha, Chonburi 20280 Thailand (the “Company”); and

WHEREAS, SC, SCOA, SCT and TSSC wish to invest in the Company by way of purchasing certain shares in the Company owned by Promoters.

NOW, THEREFORE, in consideration of mutual covenants herein set forth, the parties hereto agree as follows:

ARTICLE 1 SALES AND PURCHASE OF THE SHARES

Upon the terms and subject to the conditions set forth in this Agreement, Promoters shall sell to Purchasers, and Purchasers shall purchase from Promoters, a certain number of common voting stock of the Company (the “Shares”) for an aggregate price (the “Purchase Price”) as set forth below:

Name of Seller	Name of Purchaser	Number of Shares to be transferred	Purchase Price
Hidaka Naoki	SC	296	BHT	296,000-
	SCOA	1	BHT	1,000-
	SCT	1	BHT	1,000-
	TSSC	1	BHT	1,000-
Takada Yukio	SC	300	BHT	300,000-
Kawasaki Kiyotaka	SC	300	BHT	300,000-
Horie Makoto	SC	300	BHT	300,000-
Koshiba Mitsuhiro	SC	300	BHT	300,000-
Hashimoto Keizo	SC	300	BHT	300,000-
Noguchi Mizuhisa	SC	300	BHT	300,000-

ARTICLE 2 CLOSING

2.1	The closing of the sale and purchase of the Shares hereunder (the “Closing”) shall take place at such time and place as the parties hereto may mutually agree upon. The date of the Closing shall be hereinafter referred to as the “Closing Date”.

2.2	At the Closing, Promoters shall deliver to Purchasers: (i) duly executed and stamped share transfer document in the form and substance satisfactory to Noble; (ii) certified copy of the relevant page in the share register book of the Company showing the name of each Purchaser as the registered owner of the Shares; and (iii) a share certificate or certificates representing the relevant Shares issued in the name of Purchasers.

Subject to the performance by Promoters of their obligations above Purchasers shall, on the Closing Date, pay the Purchase Price of the Shares to Promoters by a check payable to the order of Promoters or in cash or by wire transfer.

ARTICLE 3 MISCELLANEOUS

3.1	This Agreement shall be governed by the laws of Thailand. Any dispute or controversy arising out of or relating to this Agreement or the breach thereof shall be settled, by arbitration in Tokyo, Japan in accordance with the rules of International Chamber of Commerce, and the arbitral award shall be final and binding upon the parties hereto, and shall be enforceable in any court of competent jurisdiction.

3.2	This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties.

3.3	Each Promoter shall be responsible for all stamp duties arising from the transfer of the Shares under this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the day first above written.

SUMITOMO CORPORATION	HIDAKA NAOKI

Name:
Title:

SUMITOMO CORPORATION OF AMERICA	TAKADA YUKIO

Name:
Title:

SUMITOMO CORPORATION THAILAND, LTD.	KAWASAKI KIYOTAKA

Name:
Title:

THAI STEEL SERVICE CENTER LTD.	HORIE MAKOTO

Name:
Title:

KOSHIBA MITSUHIRO

HASHIMOTO KEIZO

NOGUCHI MIZUHISA